EXHIBIT 32.1
CERTIFICATION
Pursuant to the requirements set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. § 1350), Charles J. Link, Jr., the Chief Executive Officer of NewLink Genetics Corporation and Gordon H. Link, Jr., the Chief Financial Officer and Secretary of NewLink Genetics Corporation (the “Company”), each hereby certifies that, to the best of his knowledge:
1.    The Company’s Annual Report on Form 10-K for the period ended December 31, 2011, to which this Certification is attached as Exhibit 32.01 (the “Annual Report”), fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act; and
2.    The information contained in the Annual Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
Dated: March 29, 2012

/s/ Charles J. Link, Jr. Charles J. Link, Jr. Chief Executive Officer (Principal Executive Officer)
/s/ Gordon H. Link, Jr. Gordon H. Link, Jr.Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)
A signed original of this written statement has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its Staff upon request. This certification “accompanies” the Form 10-K to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-K), irrespective of any general incorporation language contained in such filing.